123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For immediate release	Media contact: Andrew Burns (901) 495-7313 Financial contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE REPORTS THIRD QUARTER RESULTS;

ANNOUNCES MANAGEMENT CHANGES

Memphis, Tenn. (May 23, 2001) -- AutoZone, Inc. (NYSE: AZO), today reported diluted earnings per share of $0.56 for its third fiscal quarter (12 weeks) ended May 5, 2001, an increase of 12% from $0.50 reported for the year ago quarter. Sales were $1.140 billion for the quarter, an increase of 8% from $1.059 billion in fiscal 2000. Same store sales, or sales for domestic auto parts stores open at least one year, increased 5% during the quarter, including 4% for retail sales and 11% for commercial sales. Earnings before interest and taxes of $127.9 million increased 1% from $126.7 million last year. Net income for the quarter decreased 6% to $63.5 million from $67.3 million in the prior year. Operating expenses for the quarter include a charge of $5.2 million relating to real estate sites dropped as a result of the previously announced decrease in planned new store openings. Management expects to complete a review of all under-performing assets prior to the end of the fiscal year.

On a year-to-date basis, diluted earnings per share for the 36-week period increased 10% to $1.30 from $1.18 in fiscal 2000. Year-to-date sales rose 6% to $3.178 billion from $2.990 billion in the prior year. Year-to-date same store sales increased 3%, including 2% for retail sales and 11% for commercial sales. Year-to-date earnings before interest and taxes of $315.9 million increased 1% from $312.4 million last year. Year-to-date net income of $149.0 million decreased 8% from $162.4 in fiscal 2000.

During the quarter, AutoZone opened 23 new auto parts stores in the U.S., replaced five and closed one. In addition, three new auto parts stores were opened in Mexico. Year-to-date, AutoZone has opened 82 new, replaced 13, and closed three auto parts stores in the U.S., and opened three stores in Mexico.

Aggregate share repurchases under the currently authorized $1.350 billion share repurchase program are $1.263 billion or 43.0 million shares at the end of the third quarter, including $130.8 million or 5.8 million shares under forward purchase contracts.

"We are encouraged by the results of the third quarter, " said Steve Odland, chairman and chief executive officer. "In addition to strength in the industry, we are pleased with the impact of our recent marketing and merchandising initiatives, which led to very strong performance in the last half of the quarter."

Separately, Timothy D. Vargo, announced his intention to step down from his daily responsibilities as president and chief operating officer and as a director in order to more closely attend to health matters in his family. Mr.Vargo will continue his involvement with AutoZone at a less time-consuming level. Mr. Odland will assume the title and responsibilities of president.

Robert J. Hunt, executive vice president and chief financial officer, has also announced his intention to retire from the day-to-day duties of CFO. Mr. Hunt has stepped down as a director, but will remain as CFO until a successor is named. He will then continue to assist the company in other capacities.

" I have enjoyed working with Tim Vargo and Bob Hunt, so this is very difficult," said Steve Odland. " Both Tim and Bob have asked to step away from their daily responsibilities, but the timing is a coincidence. Each of them has different personal or family reasons for requesting a decrease in their daily work demands. Tim and Bob have made great contributions to AutoZone, and I am very pleased that both of them will continue as AutoZoners, allowing us the ongoing benefit of their wisdom and experience.

" For now, the senior vice presidents responsible for store operations, supply chain, and merchandising will report to me. I am confident in the strong management team that Tim has built and I look forward to the opportunity to engage even more directly in the business."

AutoZone will host a one-hour conference call Thursday, May 24, 2001, beginning at 9 a.m. (EDT), to discuss this press release. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.AutoZone.com, by clicking "About Us," "Investor Relations," "Conference Calls," or by going directly to http://www.AutoZone.com/Investors. The call will also be available by dialing (312) 470-0014. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (402) 998-1196 through Thursday, May 31, 2001, at 4 p.m. (EDT).

As of May 5, 2001, AutoZone sells auto and light truck parts, chemicals and accessories through 2,994 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 16 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

AutoZone's 3rd Quarter Highlights- Fiscal 2001

Condensed Consolidated Statement of Operations
(in thousands, except per share data and selected operating data)

	12 Weeks Ended May 5, 2001	12 Weeks Ended May 6, 2000	36 Weeks Ended May 5, 2001	36 Weeks Ended May 6, 2000

Net Sales	$1,139,957	$1,059,415	$3,177,522	$2,990,051
Cost of goods sold	657,379	609,497	1,852,046	1,730,190
Gross profit	482,578	449,918	1,325,476	1,259,861
Operating expenses	354,712	323,234	1,009,562	947,416
Operating profit	127,866	126,684	315,914	312,445
Interest expense, net	23,841	17,419	72,365	48,475
Income before taxes	104,025	109,265	243,549	263,970
Taxes	40,500	42,000	94,500	101,600
Net income	$63,525 ======	$67,265 ======	$149,049 =======	$162,370 =======
Net income per share:
Basic	$0.57	$0.50	$1.30	$1.19
Diluted	$0.56	$0.50	$1.30	$1.18
Shares outstanding:
Basic	112,364	133,322	114,330	136,880
Diluted	113,037	134,424	114,861	137,855

Selected Consolidated Balance Sheet Information
(in thousands)

	May 5, 2001	May 6, 2000	August 26, 2000

Merchandise inventories	$1,214,942	$1,133,182	$1,108,978
Current assets	1,293,616	1,208,339	1,186,780
Property, plant & equipment, net	1,770,310	1,720,274	1,758,440
Total assets	3,447,166	3,342,809	3,333,218
Accounts payable	782,007	659,019	788,825
Current liabilities	1,111,820	919,170	1,034,544
Stockholder's equity	889,646	1,145,572	992,179
Debt	1,392,729	1,215,411	1,249,937

Selected Consolidated Cash Flow Information
(in thousands)

	12 Weeks Ended May 5, 2001	12 Weeks Ended May 6, 2000	36 Weeks Ended May 5, 2001	36 Weeks Ended May 6, 2000

Capital Spending	$44,234	$54,136	$137,305	$180,144
Depreciation & ammortization	$30,451	$27,125	$91,694	$88,081

Other Selected Financial Information
(in thousands)

	May 5, 2001	May 6, 2000	August 26, 2000

Working Capital	$ 181,796	$ 289,169	$ 152,236

Cumulative share repurchases
On balance sheet	$ 1,132,504	$ 607,390	$ 870,915
Forward contracts	$ 130,765	$ 300,144	$ 280,465
Total	$ 1,263,269	$ 907,534	$ 1,151,380

AutoZone's 3rd Quarter Fiscal 2001
Selected Operating Highlights

Store Count & Square Footage
		12 Weeks Ended May 5, 2001	12 Weeks Ended May 6, 2000	36 Weeks Ended May 5, 2001	36 Weeks Ended May 6, 2000

Domestic auto parts stores:
Store count:
Stores opened		23	17	82	145
Stores closed		1	-	3	2
Replacement stores		5	3	13	19
Total domestic auto	part stores	2,994	2,854	2,994	2,854

Square footage (in thousands)		19,223	18,269	19,223	18,269

Auto parts stores in Mexico:
Stores opened		3	2	3	7
Total auto parts stores in Mexico		16	13	16	13

TruckPro stores:
Stores opened		----	1	----	2
Replacement stores		----	1	----	4
Total TruckPro stores		49	48	49	48

Sales & Inventory Statistics (Domestic auto parts):

	12 Weeks Ended May 5, 2001	12 Weeks Ended May 6, 2000	36 Weeks Ended May 5, 2001	36 Weeks Ended May 6, 2000

Sales per average store ($ in thousands)	$362	$354	$1,021	$1,023
Sales per average sq foot	$57	$55	$159	$160

Same store sales - rolling 13 periods
Domestic auto parts -total	5%	6%	3%	6%
Organic	3%	2%	1%	2%
Acquired	13%	33%	12%	30%
Retail	4%	5%	2%	5%
Commerical	11%	8%	11%	9%

Annual inventory turns:
Based on average inventories	2.3 X	2.2 X
Based on ending inventories	2.2 X	2.2 X

Accounts payable/ in- ventory (total company)	64%	58%